EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Parent	State or Other Jurisdiction of Incorporation	Percentage Ownership
CU Bancorp	California	N/A

Subsidiary
CU Merger Sub I	California	100%
CU Merger Sub II	California	100%